EXHIBIT 3.17


                            ARTICLES OF INCORPORATION
                                       OF
                            MCNEILUS FINANCIAL, INC.


             I, the undersigned natural person of the age of twenty-one (21)

   years or more, a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.

                                    ARTICLE I

             The name of the corporation is McNeilus Financial, Inc.

                                   ARTICLE II

             The period of its duration is perpetual.

                                   ARTICLE III

             The purpose or purposes for which the corporation is organized are:

             The transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE IV

             The aggregate number of shares which the corporation shall have authority to issue is 500,000 with a par value of $10.00 each.  Each share of stock shall have identical rights and privileges in every respect.

                                    ARTICLE V

             The corporation will not commence business until it has received for the issuance of its shares consideration of the value of ONE THOUSAND

   DOLLARS ($1,000.00), consisting of money, labor done, or property actually received.

                                   ARTICLE VI

             No shareholder or other person shall have any preemptive right whatsoever.

                                   ARTICLE VII

             Except to the extent such power may be modified or divested by an action of the shareholders representing the majority of the issued and outstanding shares of the capital stock of the corporation taken at any regular or special meeting of the shareholders, the power to adopt, alter,

   amend or repeal the by-laws of the corporation shall be vested in the board of directors.

                                  ARTICLE VIII

             Cumulative voting is expressly prohibited.

                                   ARTICLE IX

             The post office address of the initial registered office of the corporation is 1101 Interstate 45 South, Hutchins, Texas 75141, and the

   name of its initial registered agent at such address is David P.

   Henderson.

                                    ARTICLE X

             The number of directors constituting the initial board of

   directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders,

   or until their successors are elected and qualified are:

           Name                                Address

    David P. Henderson                1101 Interstate 45 South
                                      Hutchins, Texas 75141

    Garwin McNeilus                   P.O. Box 70
                                      Dodge Center, Minnesota  55925

    George Guler                      P.O. Box 70
                                      Dodge Center, Minnesota  55925


                                   ARTICLE XI

             The names and addresses of the incorporators are:

           Name                                Address

    David P. Henderson                  1101 Interstate 45 South
                                        Hutchins, Texas 75141